Exhibit 99.3

Haymaker Properties, L.P.

Financial Statements

For the Years ended December 31, 2017 and 2016

Haymaker Properties, L.P.

Index

For the Years Ended December 31, 2017 and 2016

Page(s)

Independent Auditor Report	1-2

Financial Statements

Balance Sheets	3

Statements of Operations	4

Statements of Partners’ Capital	5

Statements of Cash Flows	6

Notes to Financial Statements	7-22

Deloitte & Touche LLP 1111 Bagby Street Suite 4500 Houston, TX 77002-2591 USA Tel: +1 713 982 2000 Fax: +1 713 982 2001 www.deloitte.com

INDEPENDENT AUDITORS’ REPORT

To Management of Haymaker Properties, L.P. and the Board of Managers of Haymaker Resources GP, LLC

Houston, Texas

We have audited the accompanying financial statements of Haymaker Properties, L.P. (the “Partnership”), which comprise the balance sheets as of December 31, 2017 and 2016, and the related statements of operations, partners’ capital, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Partnership’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Haymaker Properties, L.P. as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 5 to the financial statements, a related party provides services to the Partnership and as such, the accompanying financial statements include costs that have been incurred by related parties on behalf of the Partnership. These amounts incurred by related parties are then allocated and billed to the Partnership and are classified in the statement of operations as general and administrative expenses. These costs may not be indicative of costs incurred by the Partnership had such services been provided by an unaffiliated company during the period presented.

Other Matter

Accounting principles generally accepted in the United States of America require that the Supplemental Oil and Gas Reserve Information be presented to supplement the financial statements. Such information, although not a part of the financial statements, is required by the Financial Accounting Standards Board who considers it to be an essential part of financial reporting for placing the financial statements in an appropriate operational, economic, or historical context. We have applied certain limited procedures to the required supplementary information in accordance with auditing standards generally accepted in the United States of America, which consisted of inquiries of management about the methods of preparing the information and comparing the information for consistency with management’s responses to our inquiries, the financial statements, and other knowledge we obtained during our audit of the financial statements. We do not express an opinion or provide any assurance on the information because the limited procedures do not provide us with sufficient evidence to express an opinion or provide any assurance.

/s/ Deloitte & Touche LLP

Houston, Texas

March 12, 2018

Haymaker Properties, L.P.

Balance Sheets

December 31, 2017 and 2016

	2017	2016

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,979,304	$3,452,547
Accounts receivable
Oil, natural gas and natural gas liquids receivables	5,668,982	4,337,157
Other	75,525	—
Receivables from affiliate	112,567	351,604
Prepaid expenses	60,096	63,805
Short-term derivative asset	202,070	—
Total current assets	8,098,544	8,205,113

PROPERTY AND EQUIPMENT
Oil and natural gas properties, full cost method
Proved properties	63,040,178	61,734,627
Unevaluated properties	23,417,587	60,787,005
Total oil and natural gas properties, at cost	86,457,765	122,521,632
Accumulated depletion and impairment	(21,651,958)	(14,891,520)
Total oil and natural gas properties, net	64,805,807	107,630,112

NONCURRENT ASSETS
Escrow deposit	—	1,471,002
Long-term derivative asset	191,475	—
Deferred loan costs, net	361,000	478,081
Total noncurrent assets	552,475	1,949,083

TOTAL ASSETS	$73,456,826	$117,784,308

LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES
Accounts payable	$1,462,586	$1,372,146
Current taxes payable	747,833	—
Other accrued expenses	529,065	870,279
Accrued interest	6,147	—
Short-term derivative liability	—	1,830,346
Total current liabilities	2,745,631	4,072,771

NONCURRENT LIABILITIES
Debt	20,349,082	20,349,082
Long-term derivative liability	—	112,076
Total noncurrent liabilities	20,349,082	20,461,158
Total liabilities	23,094,713	24,533,929

COMMITMENTS AND CONTINGENCIES (NOTE 9)

PARTNERS’ CAPITAL
Limited partners	50,362,113	93,250,379
General partner	—	—
Total partners’ capital	50,362,113	93,250,379

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$73,456,826	$117,784,308

The accompanying notes are an integral part of these financial statements.

Haymaker Properties, L.P.

Statements of Operations

For the Years Ended December 31, 2017 and 2016

	2017	2016
REVENUES
Crude oil and condensate sales	$5,198,807	$4,768,585
Natural gas sales	23,802,198	12,015,043
Natural gas liquids sales and other	3,346,480	1,409,063
Income from lease bonus	659,552	3,320,716
Total revenues	33,007,037	21,513,407

COSTS AND EXPENSES
Production, ad valorem and withholding taxes	2,009,528	971,893
Production expense	3,616,353	1,931,180
Depletion, depreciation and amortization	8,821,353	9,538,590
Impairment of oil and natural gas properties	—	5,352,930
General and administrative expenses	8,152,102	10,699,806
Gain on sale of assets	(83,633,721)	—
Total costs and expenses	(61,034,385)	28,494,399

INCOME (LOSS) ON OPERATIONS	94,041,422	(6,980,992)

OTHER INCOME (EXPENSE)
Gain (loss) on derivatives	2,289,723	(1,920,023)
Interest expense	(909,604)	(857,497)
Interest income	1,918	532
Total other income (expense)	1,382,037	(2,776,988)

NET INCOME (LOSS)	$95,423,459	$(9,757,980)

The accompanying notes are an integral part of these financial statements.

Haymaker Properties, L.P.

Statements of Partners’ Capital

For the Years Ended December 31, 2017 and 2016

	Limited Partners	General Partner
BALANCE AT JANUARY 1, 2016	$8,431,881	$—
Contributions	92,580,024	—
Distributions	(4,489,238)	—
Equity-based compensation	6,485,692	—
Net loss	(9,757,980)	—
BALANCE AT DECEMBER 31, 2016	$93,250,379	$—
Contributions	—	—
Distributions	(138,901,333)	—
Equity-based compensation	589,608	—
Net income	95,423,459	—
BALANCE AT DECEMBER 31, 2017	$50,362,113	$—

The accompanying notes are an integral part of these financial statements.

Haymaker Properties, L.P.

Statements of Cash Flows

For the Years Ended December 31, 2017 and 2016

	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$95,423,459	$(9,757,980)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	8,821,353	9,538,590
Impairment of oil and natural gas properties	—	5,352,930
Gain on sale of assets	(83,633,721)	—
Amortization of deferred loan costs	117,081	95,232
Equity-based compensation	589,608	6,485,692
Mark-to-market commodity derivative contracts
(Gain) loss on derivatives	(2,289,723)	1,920,023
Net cash (payments) received from settlements of commodity derivative contracts	(342,465)	243,094
Changes in operating assets and liabilities
Accounts receivable	(1,407,350)	(4,337,157)
Receivables from affiliate	239,037	(351,604)
Accounts payable and other accrued expenses	799,427	853,611
Prepaid expenses	3,709	(63,805)
Net cash provided by operating activities	18,320,415	9,978,626

CASH FLOWS FROM INVESTING ACTIVITIES:
Champ Acquisition	(9,826)	(114,392,634)
Release of escrow deposit for Chesapeake properties	1,471,002	—
Proceeds from divestitures of oil and natural gas properties	117,646,499	—
Net cash provided by (used in) investing activities	119,107,675	(114,392,634)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings of debt	—	30,000,000
Repayments of debt	—	(9,650,918)
Deferred loan costs	—	(573,313)
Contributions	—	92,580,024
Distributions	(138,901,333)	(4,489,238)
Net cash provided by (used in) financing activities	(138,901,333)	107,866,555

Net increase (decrease) in cash and cash equivalents	(1,473,243)	3,452,547

Cash and cash equivalents at the beginning of the year	3,452,547	—

Cash and cash equivalents at the end of the year	$1,979,304	$3,452,547

Supplemental disclosure of cash flow information:
Cash paid for interest	$786,376	$762,265

Cash paid for taxes	$—	$—

The accompanying notes are an integral part of these financial statements.

Haymaker Properties, L.P.

Notes to Financial Statements

For the Years Ended December 31, 2017 and 2016

1.                            Organization and Basis of Presentation

Organization

Haymaker Properties, L.P., (the “Partnership”), was formed on December 2, 2015 as a Delaware limited partnership by Haymaker Management Company, LLC (“Management”) and Kohlberg Kravis Roberts (“KKR”). The Partnership was created to acquire and maintain a diversified mix of oil and natural gas mineral and royalty interests in many of North America’s leading resource plays.  The Partnership is 100% owned by Haymaker Resources, LP (“Haymaker Resources”).  Haymaker Resources is owned 99% by Haymaker Resources GP, LLC (the “General Partner”) and 1% owned by Management.

The Partnership has a contractual right to receive a fixed percentage of the oil and gas production coming from any acreage in which a mineral or royalty interest is owned.  The Partnership does not own or invest in any working interests or net profit interests which allows for the receipt of royalty revenues without having to pay any of the associated operating or capital costs related to the resource development.

On January 28, 2016, the Partnership entered into a master services agreement with Haymaker Services, LLC (the “Manager”) to provide portfolio management and administrative services.

Basis of Presentation

These financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) as detailed in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”).

2.                            Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of assumptions, judgments and estimates include (1) oil and gas reserves; (2) cash flow estimates used in impairment testing of oil and gas properties; (3) depreciation, depletion and amortization; (4) assigning fair value and allocation of purchase price in connection with business combinations; (5) accrued revenue and related receivables; (6) valuation of commodity derivative instruments; and (7) equity-based compensation.  Although management believes these estimates are reasonable, actual results could differ from these estimates. The Partnership evaluates its estimates on an ongoing basis and bases its estimates on historical experience and various other assumptions the Partnership believes to be reasonable under these circumstances.

The standardized measure of the Partnership’s proved oil and natural gas reserves calculated in accordance with the Securities and Exchange Commission (“SEC”) Reg S-X Rule 4-10 is a major component of the ceiling test calculation and requires many subjective judgments.  Estimates of reserves are forecasts based on engineering and geological analyses.  Different reserve engineers could reach different conclusions as to estimated quantities of oil and natural gas reserves based on the same information.  The passage of time provides more qualitative and quantitative information regarding reserve estimates, and revisions are made to prior estimates based on updated information.  However, there can be no assurance that more significant revisions will not be necessary in the future.  Significant downward revisions could result in an impairment representing a noncash charge to income.  In addition to the impact on the calculation of the ceiling

Haymaker Properties, L.P.

Notes to Financial Statements

For the Years Ended December 31, 2017 and 2016

test, estimates of proved reserves are also a major component of the calculation of depletion.  See further discussion under Oil and Natural Gas Properties.

Cash and Cash Equivalents

The Partnership considers all highly liquid, short-term investments with an original maturity of three months or less to be cash and cash equivalents.

Cash Held In Escrow

Cash held in escrow includes deposits for the purchase of certain oil and gas properties as required under the related purchase and sale agreements. As of December 31, 2016, the amount in escrow was $1.5 million related to the acquisition of properties (the “Champ Acquisition”) _from Chesapeake Energy Corporation (“Chesapeake” or the “Seller”). In April 2017, cash held in escrow totaling $1.5 million was released to the Partnership.

Accounts Receivable and Concentration of Credit Risk

The Partnership’s accounts receivable are primarily from purchasers of oil and natural gas production. This industry concentration has the potential to impact the Partnership’s overall exposure to credit risk, either positively or negatively, in that the Partnership’s purchasers may be similarly affected by changes in economic, industry, or other conditions. The creditworthiness of the Partnership’s purchasers is reviewed periodically to reasonably assure collection of receivables. As of December 31, 2017 and 2016, the Partnership determined no allowance for doubtful accounts was necessary.

Financial instruments that potentially subject the Partnership to concentrations of risk consist of short-term investments.  The Partnership’s short- term investments, which are included in cash and cash equivalents, are placed with high-credit quality financial institutions and issuers.

The Partnership’s future financial condition and results of operations are highly dependent on the demand and prices received for oil and natural gas production.  Oil and gas prices have historically been volatile, and the Partnership expects such volatility to continue in the future.  Prices for oil and gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors beyond the Partnership’s control.  These factors include the supply of oil and gas, the level of consumer demand, weather conditions, government regulations and taxes, the price and availability of alternative fuels and overall economic conditions.  A decline in oil and gas prices may adversely affect the Partnership’s cash flow, liquidity and profitability.  Lower oil and gas prices also may reduce the level of the Partnership’s oil and gas that can be produced economically.

Deferred Offering Costs

Deferred offering costs represent legal, underwriting commissions and other costs incurred through the balance sheet dates that are directly attributable to a proposed initial public offering. Upon closing of the initial public offering, the deferred costs will be reclassified as a reduction of equity upon receipt of the offering proceeds. If the initial public offering is not completed, the costs will be expensed in the period that such a determination is made. During 2017, the Partnership incurred costs related to a proposed initial public offering, but did not complete such offering. For the year ended December 31, 2017, the Partnership expensed offering costs totaling $1.2 million as general and administrative expenses in the Partnership’s Statements of Operations. During 2016, there were no deferred offering costs.

Derivative Instruments

The Partnership uses derivative financial instruments to reduce exposure to fluctuations in commodity prices.  These transactions are in the form of natural gas swaps.  The Partnership records derivative financial instruments at fair value on the Balance Sheets as either current or

Haymaker Properties, L.P.

Notes to Financial Statements

For the Years Ended December 31, 2017 and 2016

noncurrent derivative assets or liabilities. The current and noncurrent classification is based on the timing of expected future cash flows of individual derivative contracts. The Partnership has elected to offset fair value amounts recognized for receivables against fair value amounts recognized for payables on derivative positions executed with the same counterparty under the same master netting arrangement.

The Partnership’s derivative instruments do not qualify for and were not designated as hedges for accounting purposes.  Accordingly, the changes in fair value are recognized in the Statements of Operations in the period of change.  Derivative settlements realized as of year-end but not yet received or paid are reported on the Partnership’s Balance Sheets as either a current receivable or payable. The Partnership’s cash flow is only impacted when actual settlements under the derivative contract result in making or receiving a payment to or from the counterparty. These settlements under the derivative contracts are reflected as operating activities in the Partnership’s Statements of Cash Flows.

Fair Value of Financial Instruments

Fair value represents the price that would be received to sell the asset or paid to transfer the liability in an orderly transaction between market participants at the measurement date. The Partnership’s assets and liabilities that are measured at fair value each reporting date are classified according to a hierarchy that prioritizes inputs and assumptions underlying the valuation techniques.  This fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs, and consists of three broad levels:

Level 1                                     Unadjusted quoted prices for identical assets or liabilities in active markets as of the reporting date.

Level 2                                     Inputs other than quoted prices that are either directly or indirectly observable as of the reporting date for similar assets or liabilities. The Partnership valued its Level 2 assets and liabilities using industry-standard models that considered various assumptions including current market and contractual prices for the underlying instruments, time value, volatility factors, nonperformance risk, as well as other relevant economic measures.  Substantially all of these inputs are observable in the marketplace throughout the full term of the instrument and can be supported by observable data.

Level 3                                     Unobservable inputs that reflect management’s own expectations about the assumptions that market participants would use in measuring the fair value of an asset or liability.

Valuation techniques that maximize the use of observable inputs are favored.  Assets and liabilities are classified in their entirety based on the lowest priority level of input that is significant to the fair value measurement.  The assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement of assets and liabilities within the levels of the fair value hierarchy.  There were no transfers into, or out of, the three levels of the fair value hierarchy for the years ended December 31, 2017 or 2016.

The Partnership utilizes fair value estimates associated with the recurring valuation of its derivative financial instruments. The Partnership uses independent pricing services to value its derivative instruments and corroborates those valuations by comparison to counterparty quotations. Fair value measurements for natural gas derivatives are derived by utilizing forward NYMEX commodity prices based on quoted market prices. In addition, values are based on among other variables, futures prices, volatility and time-to-maturity. See Note 6—Derivative Contracts for tabular

Haymaker Properties, L.P.

Notes to Financial Statements

For the Years Ended December 31, 2017 and 2016

summaries of fair value measurements of the Partnership’s derivative instruments, all of which are classified as Level 2.

Oil and Natural Gas Properties

The Partnership accounts for its oil and natural gas properties using the full cost method of accounting.

Cost Capitalization. Under the full cost method of accounting, all costs incurred in the acquisition of proved and unevaluated oil and natural gas properties are capitalized.  Gain or loss on the sale or other disposition of oil and natural gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves. At December 31, 2017 and 2016, the Partnership’s oil and natural gas properties consist solely of mineral and royalty interests in oil and natural gas properties.

Depletion. Depletion of proved oil and natural gas properties is computed on the units of production method, whereby capitalized costs are amortized over total proved reserves.

Asset Impairment. Under the full cost method of accounting, proved oil and natural gas properties are assessed for impairment on a quarterly basis by comparing the present value of estimated future net cash flows from proved reserves (computed using the unweighted arithmetic average of the first-day-of-the-month historical price, net of applicable differentials, for each month within the previous 12-month period discounted at 10%) to the net full cost pool of oil and natural gas properties. This comparison is referred to as a “ceiling test”. If the net capitalized costs of these oil and natural gas properties exceed the estimated discounted future net cash flows, the Partnership is required to write-down the carrying value of its oil and natural gas properties to the amount of the discounted cash flows. For the year ended December 31, 2016, the Partnership’s ceiling test resulted in impairment of its oil and natural gas properties totaling $5.4 million. No impairment on proved oil and natural gas properties was recorded for the year ended December 31, 2017 based on the Partnership’s ceiling test. If the current low commodity price environment or downward trend in oil prices continues, there is a reasonable likelihood that the Partnership could incur further impairment to its full cost pool in 2018 based on the average oil and natural gas price calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the previous 12-month period under the SEC/ASC 932 pricing methodology.

Unevaluated Properties. Costs associated with unevaluated properties are excluded from the full cost pool until the Partnership has made a determination as to the existence of proved reserves.  The Partnership assesses unevaluated property on an annual basis for possible impairment.  The assessment includes consideration of the following factors, among others: remaining lease term; geological and geophysical evaluations; drilling results and activity; the assignment of proved reserves; and the economic viability of development if proved reserves are assigned.  During any period in which these factors indicate an impairment, the cumulative costs incurred to date for such property are transferred to the full cost pool and are then subject to depletion. There was no impairment of the Partnership’s unevaluated properties for the years ended December 31, 2017 or 2016.

Oil and Gas Reserves

The estimates of proved oil and natural gas reserves utilized in the preparation of the financial statements are estimated in accordance with the rules established by the SEC and the FASB.  These rules require that reserve estimates be prepared under existing economic and operating conditions using a trailing 12-month average price with no provision for price and cost escalations in future years except by contractual arrangements.

Haymaker Properties, L.P.

Notes to Financial Statements

For the Years Ended December 31, 2017 and 2016

Reserve estimates are inherently imprecise.  Accordingly, the estimates are expected to change as more current information becomes available. Oil and natural gas properties are depleted by reservoir using the units-of-production method.  It is possible that, because of changes in market conditions or the inherent imprecision of reserve estimates, the estimates of future cash inflows, future gross revenues, the amount of oil and natural gas reserves, the remaining estimated lives of oil and natural gas properties, or any combination of the above may be increased or decreased.  Increases in recoverable economic volumes generally reduce per unit depletion rates while decreases in recoverable economic volumes generally increase per unit depletion rates.

Royalty Interests

Royalty interests represent the right to receive revenues (from crude oil, natural gas and natural gas liquid sales), less production and ad valorem taxes and post-production expenses.  Royalty interests have no rights or obligations to explore, develop or operate the property and do not incur any of the costs of exploration, development or operation of the property.

Deferred Loan Costs

Costs associated with establishing the Partnership’s credit facility are presented as a separate asset and amortized as interest expense on a straight-line basis over the respective term of the credit facility regardless of whether there are any outstanding borrowings on the line-of-credit agreement.  Amortization expense for the years ended December 31, 2017 and 2016 totaled $0.1 million, respectively.

Revenue Recognition

Oil and natural gas sales revenues are recognized when production is sold to a purchaser at a fixed or determinable price, when delivery has occurred and title has transferred, and collectability of the revenue is reasonably assured.

To the extent actual volumes and prices of oil, natural gas, and natural gas liquids are unavailable for a given reporting period because of timing or information not received from third parties, the expected sales volume and prices for these properties are estimated and recorded within accounts receivable in the Partnership’s Balance Sheets. Differences between estimates of revenue and the actual amounts are adjusted and recorded in the period that the actual amounts are known.

Income Taxes

The Partnership is organized as a pass-through entity for income tax purposes. Limited partnerships that receive at least 90% of their gross income from designated passive sources, including royalties from mineral properties and other non-operated mineral interest income, and do not receive more than 10% of their income from operating an active trade or business, are classified as “passive entities” and are generally exempt from the Texas margin tax. The Partnership believes that it meets the requirements for being considered a “passive entity” for Texas margin tax purposes and, therefore, it is exempt from the Texas margin tax. As a result, each unitholder that is considered a taxable entity under the Texas margin tax would generally be required to include its portion of the Partnership’s revenues in its own Texas margin tax computation. The Texas Administrative Code provides such income is sourced according to the principal place of business of the Partnership, which is the state of Texas.

Production, Ad Valorem and Withholding Taxes

Production, ad valorem and withholding taxes represent estimated taxes, primarily severance, ad valorem and real property taxes incurred by the Partnership, to be paid to various states and counties. Production taxes include statutory amounts deducted from the Partnership’s production revenues by various state taxing entities. Ad valorem taxes are jurisdictional taxes levied on the value of oil and natural gas minerals and reserves. Withholding taxes are property taxes assessed

Haymaker Properties, L.P.

Notes to Financial Statements

For the Years Ended December 31, 2017 and 2016

by various states based on royalties derived from real property located in the respective states. These taxes are reported on a gross basis and are included in operating expenses within the Partnership’s Statements of Operations. At December 31, 2017, current taxes payable was primarily comprised of withholding taxes totaling $0.7 million related to the gain on sale of assets in the Appalachian basin. See Note 4—Divestitures.

Segment Reporting

The Partnership operates in only one segment: the oil and natural gas exploration and production industry in the United States. All revenues are derived from customers located in the United States.

Recent Accounting Pronouncements

In January 2017, the FASB issued Accounting Standards Update (“ASU”) No. 2017-01, Business Combinations — Clarifying the Definition of a Business. This update applies to all entities that must determine whether they acquired or sold a business. This update provides a screen to determine when a set is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. The guidance will be effective for the Partnership for annual periods and interim periods beginning after December 15, 2017. The Partnership will adopt the new guidance prospectively as of the effective date January 1, 2018, and based on current evaluations to-date, adoption will not have a material impact to the Partnership’s financial statements and related disclosures.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows — Restricted Cash. This update affects entities that have restricted cash or restricted cash equivalents. The guidance will be effective for the Partnership for fiscal years and interim periods beginning after December 15, 2017. The Partnership will adopt this update as of the effective date January 1, 2018 and based on evaluations to-date, adoption will not have a material impact to the Partnership’s financial statements and related disclosures.

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments, which addresses eight specific cash flow issues, including presentation of debt prepayment or debt extinguishment costs, with the objective of reducing the existing diversity in practice. The guidance will be effective for the Partnership for fiscal years and interim periods beginning after December 15, 2017.  Early adoption is permitted.  Entities that elect early adoption must adopt all of the amendments in the same period. The Partnership intends to use the retrospective transition method upon adoption of the new guidance on the effective date of January 1, 2018 and based on current evaluations to-date, adoption will not have a material impact to the Partnership’s financial statements and related disclosures.

In March 2016, the FASB issued ASU No. 2016-09, Compensation — Stock Compensation. This update applies to all entities that issue equity-based payment awards to their employees. Under this update, there were several areas that were simplified including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. This update will be effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2016. The Partnership adopted this update on January 1, 2017. The adoption of this update did not have a material impact on the Partnership’s financial statements and related disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases. This update applies to any entity that enters into a lease, with some specified scope exemptions. Under this update, a lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. While there were no major changes to the lessor accounting, changes were made to align

Haymaker Properties, L.P.

Notes to Financial Statements

For the Years Ended December 31, 2017 and 2016

key aspects with the revenue recognition guidance. This update will be effective for the Partnership for fiscal years and interim periods beginning after December 15, 2018, with early adoption permitted. Entities will be required to measure leases at the beginning of the earliest period presented using a modified retrospective approach. As of the issuance date, the Partnership was not the lessor or lessee of any leases other than mineral leases which were excluded from the scope of this Accounting Standards Update. Therefore, the Partnership believes the adoption of this update will not have an impact on its financial position, results of operations or liquidity.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), an ASU on a comprehensive new revenue recognition standard that will supersede ASC 605, Revenue Recognition. The new accounting guidance creates a framework under which an entity will allocate the transaction price to separate performance obligations and recognize revenue when each performance obligation is satisfied. Under the new standard, entities will be required to use judgment and make estimates, including identifying performance obligations in a contract, estimating the amount of variable consideration to include in the transaction price, allocating the transaction price to each separate performance obligation and determining when an entity satisfies its performance obligations. The standard allows for either “full retrospective” adoption, meaning that the standard is applied to all of the periods presented with a cumulative catch-up as of the earliest period presented, or “modified retrospective” adoption, meaning the standard is applied to only the most current period presented in the financial statements with a cumulative catch-up as of the current period.

The Partnership will adopt this update effective January 1, 2018 using the modified retrospective approach. The Partnership’s revenues are substantially attributable to oil and gas sales. Based on initial review, the Partnership believes the timing and presentation of revenues under ASU 2014-09 will be consistent with the current revenue recognition policy. The Partnership will continue to monitor specific developments within the industry as it relates to ASU 2014-09.

3.                            Acquisitions

On January 29, 2016, the Partnership completed the Champ Acquisition for a purchase price of $115.5 million.  The acquisition was funded with capital contributions and borrowings under the line-of-credit agreement.

In April 2016, the Partnership acquired additional mineral, royalty and overriding royalty interests from the seller for a purchase price of $8.1 million. The effective date of the acquisition was October 1, 2015 with purchase price adjustments calculated as of the closing date on January 29, 2016.  The Partnership funded the April 2016 acquisition with cash held in escrow, which was established to acquire additional interests from the seller.

The acquisition is accounted for using the acquisition method under ASC 805, Business Combinations, which requires the acquired assets and liabilities to be recorded as of the acquisition date.  As of December 31, 2016, $3.4 million was recognized as part of post-closing purchase price adjustments.  In addition, the Partnership capitalized $2.4 million related to the acquisition of oil and natural gas properties.

Haymaker Properties, L.P.

Notes to Financial Statements

For the Years Ended December 31, 2017 and 2016

The following table summarizes the purchase price and the estimated values of assets acquired:

	January 2016	April 2016	Post Close Purchase Price Adjustment	December 31, 2016
Oil and natural gas properties:
Proved properties	$51,789,373	$2,378,364	$(3,440,492)	$50,727,245
Unevaluated properties	63,698,823	5,678,498	—	69,377,321
Net oil and natural gas properties	$115,488,196	$8,056,862	$(3,440,492)	$120,104,566

4.                            Divestitures

In February and March 2017, the Partnership disposed of certain assets in the Appalachian basin for approximately $61.1 million, subject to customary post-closing adjustments. As of December 31, 2017, the Partnership has paid $0.5 million related to post-closing adjustments. The divestiture resulted in a gain of approximately $29.0 million. Total oil and natural gas properties decreased by $31.6 million, of which, $3.9 million was related to proved properties and $27.7 million was related to unevaluated properties.

In February 2017, the Partnership disposed of certain assets in the Delaware basin for approximately $39.7 million, subject to customary post-closing adjustments. As of December 31, 2017, the Partnership has paid $0.1 million related to post-closing adjustments. The divestiture resulted in a gain of approximately $37.6 million. Total oil and natural gas properties decreased by $2.0 million, all of which was related to proved properties.

In April 2017, the Partnership disposed of certain assets in the Delaware basin for approximately $17.1 million, subject to customary post-closing adjustments. The divestiture resulted in a gain of approximately $17.0 million. Total oil and natural gas properties decreased by $0.1 million, all of which was related to proved properties.

5.                            Related Party Transactions

The Partnership utilizes the Manager to process all shared general and administrative costs on its behalf and then allocate to the Partnership a percentage representative of costs that directly benefited the Partnership.  Such allocated costs are reported in the Partnership’s Statements of Operations as part of general and administrative expenses.

The Partnership generally provides funds to Manager in advance based on an estimate of allocated expenses.  As a result of these transactions, the net amount receivable from Manager is reported in the Partnership’s Balance Sheets as Receivables from affiliate.  At December 31, 2017 and 2016, the net amount due from the Manager was $0.1 million and $0.4 million, respectively.

6.                            Derivative Contracts

The Partnership enters into natural gas swap contracts as part of its strategy to economically hedge against changes in crude oil and natural gas prices and to achieve more predictable cash flows in an environment of volatile oil and gas prices. While the use of these commodity derivative instruments limits the downside risk of adverse price movements, such use may also limit the Partnership’s ability to benefit from favorable price movements. The Partnership may, from time to time, add incremental derivatives to hedge additional production, restructure existing derivative contracts or enter into new transactions to modify the terms of current contracts in order to realize the current value of the Partnership’s existing positions.

Haymaker Properties, L.P.

Notes to Financial Statements

For the Years Ended December 31, 2017 and 2016

The fair value of open swaps reported in the Balance Sheets may differ from that which would be realized in the event the Partnership terminated its position in the contract.  Risks may arise as a result of the failure of the counterparty to the swap contract to comply with the terms of the swap contract.  The loss incurred by the failure of a counterparty is generally limited to the aggregate of the unrealized gain/loss on the swap contracts in an unrealized gain position as well as any collateral posted with the counterparty.  Therefore, the Partnership considers the creditworthiness of each counterparty to a swap contract in evaluating potential credit risk. A derivative counterparty of the Partnership is also a lender in the Partnership’s credit facility agreement.  Additionally, risks may arise from unanticipated movements in the fair value of the underlying commodities.

Volume of Derivative Activities

At December 31, 2017, the volume of the Partnership’s derivative activities based on their notional amounts are as follows:

				Weighted Average
Period	Type of Contract	Volume		Strike Price ($)
January - December 2018	Gas Swaps	1,477,294	(MMBtu)	3.00
January - December 2019	Gas Swaps	1,006,500	(MMBtu)	2.99

Commodity derivatives gain (loss) are included under other income (expense) in the Statements of Operations. The following table summarizes the Partnership’s gains and (losses) from hedging activities.

	Year Ended December 31,
	2017	2016
Commodity Derivatives:
Realized gain (loss)	$(46,244)	$22,399
Unrealized gain (loss)	2,335,967	(1,942,422)
Total gain (loss) - commodity derivatives	$2,289,723	$(1,920,023)

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following tables summarize the location and amounts of the Partnership’s assets and liabilities measured at fair value on a recurring basis as presented in the Balance Sheets as of December 31, 2017 and 2016.  Balances are presented on a gross basis, prior to the application of the impact of counterparty and collateral netting.  No collateral was posted at December 31, 2017 or 2016.  Total derivative assets and liabilities are adjusted on an aggregate basis to take in to consideration the effects of master netting arrangements.  All items included in the tables below are Level 2 inputs within the fair value hierarchy:

As of December 31, 2017

				Net Carrying
		Gross Fair	Effect of Counterparty	Value on
	Measurement Inputs	Value	Netting	Balance Sheet
Derivative assets
Derivative assets (current)	Level 2	$230,727	$(28,657)	$202,070
Derivative assets (noncurrent)	Level 2	199,493	(8,018)	191,475
Derivative liabilities
Derivative liabilities (current)	Level 2	(28,657)	28,657	—
Derivative liabilities (noncurrent)	Level 2	(8,018)	8,018	—
Total		$393,545	$—	$393,545

Haymaker Properties, L.P.

Notes to Financial Statements

For the Years Ended December 31, 2017 and 2016

As of December 31, 2016

				Net Carrying
		Gross Fair	Effect of Counterparty	Value on
	Measurement Inputs	Value	Netting	Balance Sheet
Derivative assets
Derivative assets (current)	Level 2	$11,549	$(11,549)	$—
Derivative assets (noncurrent)	Level 2	171,568	(171,568)	—
Derivative liabilities
Derivative liabilities (current)	Level 2	(1,841,895)	11,549	(1,830,346)
Derivative liabilities (noncurrent)	Level 2	(283,644)	171,568	(112,076)
Total		$(1,942,422)	$—	$(1,942,422)

The fair value of the Partnership’s derivative assets and liabilities is based on a third-party valuation that uses market data obtained from third-party sources, including quoted forward prices for oil and gas, discount rates and volatility factors.  The fair value is also compared to the values provided by the counterparty for reasonableness and are adjusted for the counterparties’ credit quality for derivative assets and the Partnership’s credit quality for derivative liabilities.  To date, adjustments for credit quality have not had a material impact on the fair values.

The derivative asset and liability fair values reported in the Balance Sheet are as of a particular point in time and subsequently change as these estimates are revised to reflect actual results, changes in market conditions and other factors.  The Partnership typically has numerous hedge positions that span several time periods and often result in both derivative assets and liabilities with the same counterparty, which positions are all offset to a single current and a single noncurrent derivative asset or liability in the Balance Sheets.  The Partnership nets the fair values of its derivative assets and liabilities associated with derivative instruments executed with the same counterparty pursuant to ISDA master agreements, which provide for net settlement over the term of the contract and in the event of default or termination of the contract.

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

The Partnership applies the provisions of the fair value measurement standard on a non-recurring basis to its non-financial assets and liabilities. These assets and liabilities are not measured at fair value on a recurring basis, but are subject to fair value adjustments when facts and circumstances arise that indicate a need for measurement.

Fair Value of Other Financial Instruments

The Partnership’s other financial instruments consist of cash, receivables and payables which are classified as Level 1 under the fair value hierarchy and long-term debt, which is classified as Level 2 under the fair value hierarchy.  The carrying amounts of cash, receivables, and payables approximate fair value due to the highly liquid or short-term nature of these instruments.  The fair value of the long-term debt approximates its carrying value as the interest rates are variable and reflective of market rates.

7.                            Debt

On January 29, 2016, the Partnership entered into a Credit Agreement with Wells Fargo Bank, National Association, as administrative agent and issuing lender, and the other lenders named therein, as lenders.  The credit facility provides for a maximum borrowing of $36.0 million in either Alternate Base Rate (“ABR”) loans or London Interbank Offered Rate (LIBOR) loans, as the borrower may request.  The borrowing base is subject to redetermination on a semi-annual basis by the beginning of each May and November.  In addition, the Partnership has the option to

Haymaker Properties, L.P.

Notes to Financial Statements

For the Years Ended December 31, 2017 and 2016

request one interim redetermination between each successive redetermination period. The maturity date for the loan is January 29, 2021.

On January 29, 2016, the Partnership borrowed $30.0 million against the credit facility and subsequently repaid $9.7 million during the remainder of 2016.  In February 2017, as a result of the 2017 divestitures, the Partnership’s borrowing base was reduced from $36.0 million to $33.0 million. In November 2017, the Partnership’s borrowing bases was reaffirmed at $36.0 million.  At December 31, 2017 and 2016, the borrowing base and principal balance outstanding were $36.0 million and $20.3 million, respectively.

Borrowings under the First Lien bear interest at LIBOR plus a margin between 1.75% and 2.75%, or at an alternate base rate plus a margin between 0.75% and 1.75%, with the margin depending on the borrowing base utilization percentage of the loan. The alternate base rate is determined to be the greater of the financial institution’s prime rate, the federal fund’s effective rate plus 0.50% of 1.00%, or one-month LIBOR plus 1.00%.

The interest rate elected for the loan at December 31, 2017 and 2016 was 3.88% and 3.06%, respectively, based on LIBOR plus the applicable margin. Accrued interest is payable at the end of each interest period and reported in the Partnership’s Sheets as a current payable. In addition to interest, the Partnership also pays a quarterly commitment fee of 0.50% per annum on the unused portion of the commitments.

All borrowings are collateralized by substantially all of the assets of the Partnership, and are subject to certain nonfinancial and financial covenants. At December 31, 2017 and 2016, the most restrictive financial covenants require the Partnership to maintain a current ratio greater than 1.0:1.0 and a ratio of total debt to EBITDAX less than 4.0:1.0. At December 31, 2017 and 2016, the Partnership was in compliance with all covenants.

8.                            Partners’ Capital

Under the terms of the Partnership’s Limited Partnership Agreement (“LP Agreement”), profits and losses shall be allocated in proportion to the capital contributions of the partners of the Partnership.  The Partnership may make distributions of available cash at the times and amounts determined by the General Partner and allocated among the partners of the Partnership in the same proportion as their capital account balances.  Pursuant to the Partnership’s LP Agreement, the Limited Partner does not have any liability for the obligations and liabilities of the Partnership.

During 2017, the Partnership distributed $138.9 million of available cash in accordance with the Partnership’s LP Agreement.

During 2016, capital contributions were $92.6 million.

9.                            Commitments and Contingencies

The Partnership could be subject to various possible loss contingencies which arise primarily from interpretation of federal and state laws and regulations affecting the natural gas and crude oil industry.  Such contingencies include differing interpretations as to the prices at which natural gas and crude oil sales may be made, the prices at which royalty owners may be paid for production from their leases, environmental issues and other matters.  Management believes it has complied with the various laws and regulations, administrative rulings and interpretations.

Haymaker Properties, L.P.

Notes to Financial Statements

For the Years Ended December 31, 2017 and 2016

Litigation. The Partnership is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such disputes or legal actions will have a material adverse effect on the Partnership’s financial statements, and no amounts have been accrued at December 31, 2017 or 2016, respectively.

10.                     Equity-Based Compensation

Pursuant to the Series B Interest Award Agreement dated January 28, 2016 (“Grant date”), Haymaker Resources granted Series B interests to key employees.  The compensation cost associated with the Series B interests is reflected on the Partnership’s Statements of Operations as services are provided.  The Series B interests are profits interests in the Partnership that vest ratably over one year and qualify for distributions in accordance with the waterfall calculation defined per the Partnership Agreement.

Series B interests are accounted for as equity-based compensation under ASC 718.  The Partnership utilized the Backsolve method within the Option Pricing Model (“OPM”) framework to determine the grant date fair value of these awards.  The Partnership utilizes the estimated weighted average of the Partnership’s expected fund life dependent on various exit scenarios to estimate the expected term of the awards.  Expected volatility is based on the volatility of historical stock prices of the Partnership’s peer group.  The risk-free rates are based on the yields of U.S. Treasury instruments with comparable terms.  Actual results may vary depending on the assumptions applied within the model.

Compensation cost related to the Series B interests is based on the fair value as of the Grant date of the award and is recognized ratably over the one-year requisite service period.  Series B interests are issued to employees in return for services provided.  Additionally, Series B interests do not settle upon distribution and continue to retain profits in future distributions of the Partnership.  The non-cash equity-based compensation expense expected to be recognized as of the grant date is $7.1 million.  For the years ended December 31, 2017 and 2016, $0.6 million and $6.5 million, respectively, was recognized as non-cash equity-based compensation expense in the Statements of Operations with an offset to partners’ capital.

The following table summarizes the Series B activity:

Series B
Equity-based
Compensation
Awards
Outstanding as of January 1, 2016	—
Granted	100
Forfeited	—
Outstanding as of December 31, 2016	100
Granted	—
Forfeited	—
Outstanding as of December 31, 2017	100

Haymaker Properties, L.P.

Notes to Financial Statements

For the Years Ended December 31, 2017 and 2016

11.                     Subsequent Events

Derivative Contracts. In February 2018, the Partnership entered into crude oil and natural gas swap contracts with a derivative counterparty for January to December 2018. The crude oil swap contract has underlying notional volumes totaling 100,200 BBls and a fixed price of $63.10 per barrel. The natural gas swap contract has underlying notional volumes totaling 2,570,400 MMBtu and a fixed price of $2.87 per MMBtu.

Distributions. In February 2018, the Partnership distributed $5.0 million of available cash in accordance with the Partnership’s LP Agreement.

Divestitures. In January 2018, the Partnership disposed of certain assets in Texas for approximately $0.2 million, subject to customary post-closing adjustments.

In February 2018, the Partnership disposed of certain assets in Oklahoma for approximately $0.6 million, subject to customary post-closing adjustments.

Other Matters. The Partnership’s management has evaluated the Partnership’s activity after December 31, 2017 until the date of issuance, March 12, 2018, for recognized and unrecognized subsequent events not discussed elsewhere in these footnotes.

Haymaker Properties, L.P.

Notes to Financial Statements

For the Years Ended December 31, 2017 and 2016

Supplemental Oil and Gas Reserve Information (UNAUDITED)

The Partnership’s oil and natural gas reserves are attributed solely to properties within the United States.

Estimated Quantities of Proved Oil and Natural Gas Reserves

The following tables summarize the net ownership interests in estimated quantities of proved and proved developed oil and natural gas reserves of the Partnership at December 31, 2017 and 2016, estimated by the Partnership’s third-party petroleum engineers, and the related summary of changes in estimated quantities of net remaining proved reserves during the year.

Proved reserves are estimated quantities of oil, natural gas and NGLs which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs) existing at the time the estimate was made. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells and equipment in place and under operating methods being utilized at the time the estimates were made. The reserves at December 31, 2017 and 2016, were prepared by the independent engineering firm Netherland, Sewell & Associates, Inc.

	Natural Gas	Oil	NGL	Total Equivalent Reserves
	(Mmcf)	(MBbls)	(MBbls)	(MBoe)
Balance at January 1, 2016	—	—	—	—
Acquisitions of reserves	26,926	880	541	5,909
Production in 2016	(6,297)	(124)	(100)	(1,273)
Revisions to reserves in 2016	5,179	4	22	889
Extensions	7,921	99	113	1,532
Balance at December 31, 2016	33,729	859	576	7,057
Acquisitions of reserves	—	—	—	—
Production in 2017	(8,728)	(109)	(121)	(1,686)
Revisions to reserves in 2017	8,282	(4)	103	1,479
Extensions	12,663	91	147	2,349
Divestiture of reserves	(4,959)	(107)	(18)	(951)
Balance at December 31, 2017	40,987	730	687	8,248

The Partnership does not have any proved undeveloped reserves at December 31, 2017 or 2016.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves — The following tables set forth the computation of the standardized measure of discounted future net cash flows (the “Standardized Measure”) relating to proved reserves in accordance with the Financial Accounting Standards Board’s (“FASB”) authoritative guidance related to disclosures about oil and gas producing activities. The Standardized Measure is the estimated net future cash inflows from proved reserves less estimated future production, estimated future income taxes and a discount factor. Production costs do not include depreciation, depletion and amortization of capitalized acquisition, exploration and development costs. Future cash inflows represent expected revenues from production of period-end quantities of proved reserves based on the 12-month average oil and gas index, calculated as the unweighted arithmetic average of the first day of the month price for each month during the year, as prescribed by Accounting Standards Codification (“ASC”) 932, Extractive Activities Oil and Gas. Estimated future production costs related to period-end reserves are based on period-end costs. Such costs include, but are not limited to production taxes. Inflation and other anticipatory costs are not considered until the actual cost change takes effect. In accordance with the FASB’s authoritative guidance, a discount rate of 10% is applied to the annual future net cash flows.

Haymaker Properties, L.P.

Notes to Financial Statements

For the Years Ended December 31, 2017 and 2016

The average prices (adjusted for basis and quality differentials) related to proved reserves at December 31, 2017 for natural gas ($ per Mcf) were $2.14, for oil ($ per Bbl) were $46.12, and for NGL ($ per Bbl) were $16.30. The average prices (adjusted for basis and quality differentials) related to proved reserves at December 31, 2016 for natural gas ($ per Mcf) were $1.65, for oil ($ per Bbl) were $36.28, and for NGL ($ per Bbl) were $10.94.  Future cash inflows were reduced by estimated future production costs based on year-end costs resulting in net cash flow before tax. Future income tax expense was computed by applying year end statutory tax rates to future pretax cash flows, less the tax basis of the properties involved.

	December 31,
(In thousands)	2017	2016
Future Cash Inflows	$132,639	$93,273
Future Production Costs	(5,139)	(6,113)
Future Development Costs	—	—
Future Income Tax Expenses	—	—
Future Net Cash Flows	127,500	87,160
10% Annual Discount for Estimated Timing of Cash Flows	(61,511)	(40,278)
Standardized Measure of Discounted Future Net Cash Flows	$65,989	$46,882

Changes in the Standardized Measure are as follows:

	Year Ended December 31,
(In thousands)	2017	2016
Beginning of Period	$46,882	$—
Additions	—	50,199
Net Changes in Prices & Production Costs	13,654	(9,229)
Accretion of Discount	4,693	4,607
Revisions of Previous Quantity Estimates	11,940	4,613
Extensions	22,646	9,371
Divestitures	(5,319)	—
Sales & Transfers, Net of Production Costs	(27,469)	(15,290)
Changes in Timing	(1,038)	2,611
End of Period	$65,989	$46,882

Revisions to Reserves

In 2017, the Partnership had a net positive revision of 1,479 MBoe or 21.0% of the beginning of the year net proved reserves balance. This net positive revision was due to improved well performance.

From January 29, 2016 through December 31, 2016, the Partnership had a net positive revision of 889 MBoe or 15.0% of the beginning of the January 29, 2016 net proved reserves balance. This positive revision was 957 MBoe due to producing well performance, offset partially by 68 MBoe for the impact of commodity prices on producing well life.

Extensions

In 2017, the Partnership had 2,349 MBoe of additions due to extensions. These extensions were associated with new producing wells at December 31, 2017, with 42% of these reserves from wells in Pennsylvania and West Virginia producing from the Marcellus Shale formation, 33% from Louisiana wells producing from the Haynesville Shale, 18% from Oklahoma wells producing primarily from the Woodford Shale, and the remaining 8% from wells producing in 7 other states.

From January 29, 2016 through December 31, 2016, the Partnership had 1,532 MBoe of additions due to extensions. These extensions were associated with new producing wells at December 31, 2016, with 49% of these reserves from wells in Pennsylvania and West Virginia producing primarily

Haymaker Properties, L.P.

Notes to Financial Statements

For the Years Ended December 31, 2017 and 2016

in the Marcellus Shale formation, 36% from Oklahoma wells producing primarily from the Woodford Shale and Red Oak Sand, 10% from wells producing from the Haynesville Shale in Louisiana and the remaining 5% from wells producing in Kansas, Kentucky, North Dakota, Texas and Wyoming.